Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Lamar Advertising Company

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	(3)	(1)(2)	(3)	(3)	(3)	(3)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

Total Offering Amounts						—		—

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								—

(1)	The securities registered hereunder include such indeterminate number of shares of Class A Common Stock as may be sold from time to time by the registrant.
(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any stock splits, stock dividends, recapitalization or other similar transactions.

(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the registration fee. Any registration fees will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).